CUSIP No. 2331A 10 9	13D	Page 11 of 12 Pages

October 22, 2001

D.R. Horton, Inc.
1901 Ascension Blvd., Suite 100
Arlington, Texas 76006

Ladies and Gentlemen:

        Reference is made to the provisions of the Agreement and Plan of Merger, dated as of October 22, 2001 (together with any amendments thereto, the "Merger Agreement"), between SCHULER HOMES, INC., a Delaware corporation (the "Company"), and D.R. HORTON, INC., a Delaware corporation ("DHI"), pursuant to which the Company will be merged with and into DHI, with DHI continuing as the surviving corporation (the "Merger"). This letter constitutes the undertakings of the undersigned contemplated by the Merger Agreement.

        The undersigned understands that it may be deemed to be an "affiliate" of the Company, as such term is defined for purposes of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and that the transferability of the shares of common stock, par value $.01 per share, of DHI (the "DHI Common Stock") which it will receive upon the consummation of the Merger in exchange for its shares of Class A common stock, par value $.001 per share, of the Company (the "Shares"), is restricted.

        The undersigned hereby represents, warrants and covenants to DHI that:

          (a)  It has the full power to execute and deliver this letter and to make the representations and warranties herein and to perform the obligations hereunder;

          (b)  It will not transfer, sell or otherwise dispose of any of the shares of DHI Common Stock except (i) pursuant to an effective registration statement under the Securities Act, or (ii) as permitted by, and in accordance with, Rule 145, if applicable, or another applicable exemption under the Securities Act;

          (c)  Neither it nor any Person acting on its behalf or for its benefit, shall offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of DHI Common Stock or securities convertible into or exchangeable or exercisable for any shares of DHI Common Stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of shares of DHI Common Stock, whether any such aforementioned transaction is to be settled by delivery of shares of DHI Common Stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement; provided, however, that the restrictions set forth in this paragraph (c) shall not apply such shares of DHI Common Stock that are subject to the three stock options granted by the undersigned to Pamela and Michael Jones, Christopher and Shawn Schuler, and Mark and Thu Schuler on January 1, 2001 and shall terminate (i) on the date 90 days after the consummation of the Merger with respect to 33% of its remaining shares of DHI Common Stock, (ii) on the date 120 days after the consummation of the Merger with respect to an additional 33% of such remaining shares of DHI Common Stock and (iii) on the date 180 days after the consummation of the Merger with respect to all such remaining shares of DHI Common Stock; and

          (d)  It hereby waives any rights of appraisal or rights to dissent from the Merger.

CUSIP No. 2331A 10 9	13D	Page 12 of 12 Pages

        It hereby acknowledges that DHI is under no obligation to register the sale, transfer, pledge or other disposition of the shares of DHI Common Stock or to take any other action necessary for the purpose of making an exemption from registration available.

        The undersigned understands that DHI will issue stop transfer instructions to its transfer agents with respect to its shares of DHI Common Stock and that a restrictive legend will be placed on the certificates delivered to it evidencing the shares of DHI Common Stock in substantially the following form; provided, however, that the second sentence of the restrictive legend shall be promptly removed upon the request of the undersigned upon the expiration of the 180-day period referenced in paragraph (c) above:

  This certificate and the shares represented hereby have been issued pursuant to a transaction governed by Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and may not be sold or otherwise disposed of unless registered under the Securities Act pursuant to a Registration Statement in effect at the time or unless the proposed sale or disposition can be made in compliance with Rule 145 or without registration in reliance on another exemption therefrom. Reference is made to that certain letter agreement dated October 22, 2001 between the Holder and the Issuer, a copy of which is on file in the principal office of the Issuer which contains further restrictions on the transferability of this certificate and the shares represented hereby.

        DHI agrees to cause this legend to be removed from the certificates delivered to the undersigned evidencing the shares of DHI Common Stock promptly after the restrictions on transferability of the shares of DHI Common Stock are no longer applicable and after it surrenders such certificates to the transfer agent with a request for such removal.

        This letter and the covenants and agreements contained herein shall be binding on the successors and assigns of the undersigned and any affiliate or associate of the undersigned to whom such shares may be transferred.

        The term DHI Common Stock as used in this letter shall mean and include not only the common stock of DHI as presently constituted, but also any other stock which may be issued in exchange for, in lieu of, or in addition to, all or any part of such DHI Common Stock.

        The undersigned hereby acknowledges that the receipt of this letter by DHI is an inducement and a condition to DHI's obligation to consummate the Merger under the Merger Agreement, that it understands the requirements of this letter and the limitations imposed upon the transfer, sale or other disposition of the Shares and the shares of DHI Common Stock and that this letter shall be governed by the laws of the State of Delaware without regard to the principles of conflicts of law that would apply any other law.

Very truly yours,
/s/ JAMES K. SCHULER
James K. Schuler as Chairman of the James and Patricia Schuler Foundation and as trustee for the James K. Schuler 1998 Qualified Annuity Trust and the James K. Schuler Revocable Living Trust
ACKNOWLEDGED AND ACCEPTED:
D.R. HORTON, INC.
By:	/s/ Richard Beckwitt
Name:	Richard Beckwitt
Title:	Attorney-in-Fact